FREE WRITING PROSPECTUS Dated February 9, 2026	Filed Pursuant to Rule 433 Registration No. 333-283578 Registration No. 333-283578-05

$1.236+BN World Omni (WOART) 2026-A Prime Auto Loan ABS

Jt-Bookrunners : MUFG (str), BofA, TD, US Bank

Co-Managers : Barclays, Comerica, Siebert Williams Shank

CLS	AMT($mm)	WAL	S&P/FTCH	P.WIN	E.FIN	L.FIN	BENCH	SPD	YLD%	CPN%	PRICE
A-1	266.500	0.24	A-1+/F1+	1-6	08/26	02/27	I-CURVE	+ 14	3.818	3.818	100.00000%
A-2A	291.000	1.10	AAA/AAA	6-21	11/27	04/29	I-CURVE	+ 31	3.748	3.71	99.99035%
A-2B	125.000	1.10	AAA/AAA	6-21	11/27	04/29	SOFR30A	+ 31			100.00000%
A-3	416.000	2.64	AAA/AAA	21-45	11/29	05/31	I-CURVE	+ 36	3.894	3.86	99.99310%
A-4	82.710	3.89	AAA/AAA	45-47	01/30	03/32	I-CURVE	+ 39	4.039	4.00	99.98055%
B	37.110	3.91	AA/AA	47-47	01/30	03/32	I-CURVE	+ 55	4.200	4.16	99.98668%
C	18.550	3.91	A/A	47-47	01/30	12/32	I-CURVE	+ 75	4.400	4.36	99.99934%

-TRANSACTION DETAILS-

BBG Ticker	:	WOART 2026-A
SSAP	:	WOART2026A
Offered Size	:	$1,236,870,000
Format	:	SEC Registered
Expected Ratings	:	S&P / Fitch
ERISA	:	Yes
Risk Retention	:	US = Yes, EU = No
Min Denoms	:	$1k x $1k
Pricing Speed	:	1.30% ABS to 10% Call
Expected Settle	:	02/18/26
First Pay Date	:	03/16/26
B&D	:	MUFG

-AVAILABLE MATERIALS-

Preliminary Prospectus, FWP, CDI File (attached)
Intex Deal Name	:	mitwoart_2026-a_upsize
Intex Passcode	:	AJY3
Deal Roadshow	:	https://dealroadshow.com
Entry Code	:	WOART2026-A
Direct Link	:	https://dealroadshow.com/e/WOART2026-A

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.